Exhibit 10.13

Date: 01/14/2014 Time: 01:06 p.m.	505-Credit Limits, Maximum Open Credit and Interest	[logo]Mizrahi-Tefahot

Transaction 505 at: 01:04 p.m. 01/14/2014

Credit Limit Agreement in Foreign Currency Current Loan Account (CLA)

Account No.: 151299 Branch: 031 Ramat Siv

Drawn up and signed on the 14th day of the month of January 2014

Between

Mizrahi-Tefahot Bank Ltd.

(hereinafter: “The Bank”) Of the first part;

And between

Koffolk (1949) Ltd. 510057607

(Jointly and severally, in this Agreement: “The Client”) Of the second part;

Whereas the Client requested from the Bank to extend him a credit limit in foreign currency in a current loan account (CLA) in a total amount of $7,000,000 (hereinafter: “Credit Limit”)

And whereas the Bank has agreed to the request of the Client to extend to the Client the Credit Limit subject to the provisions set forth in this Agreement hereunder;

Therefore, it is declared, stipulated and agreed between the parties as follows:

1.	Terms of provision of the Credit Limit

The Credit Limit shall be provided subject to and in accordance with the original terms of engagement between the Client and the Bank and in accordance with the documents that the Client has signed in the original engagement with the Bank, which are:

-	An application to open an account and/or make changes in an account
-	General terms for managing an account (including annexes and amendments thereof)
-	A document of general terms for credit transactions (including annexes and amendments thereof)

The statements set forth in the original terms of engagement between the Client and the Bank (hereinafter: “Terms of Engagement”) including all terms thereof, shall apply to and shall bind the Client and the Bank in connection with the Credit Limit as well.

2.	Details of the Credit Limit

The following are the details of the Credit Limit agreed between the Bank and the Client:

Frame amount in U.S. Dollars	Composition of interest (in % per year)
	Basic Libor interest (L)	Additional risk
1. – 6,950,000	L – Libor	2.25
2. 6,950,001 – 7,000,000		4.25

Libor interest (London Interbank Offered Rate) shall mean – the interest offered to banks on deposits in foreign currency (which is identical to the same currency in which credit is extended) in the Interbank market in London, for the interest period, within its meaning hereunder, as published every day at 11:00 a.m. London time, two business days in which trade is conducted in the London financial markets before the commencement of each interest period. The source of information from which the Libor rate shall be taken shall be page 3750 or page 3740 (as the case may be) in Telerate, or the page in Reuters known by the name of: BRITISH BANKERS ASSOC. INTEREST RATES SETTLEMENT or any other customary system according to the Bank’s discretion.

In this clause: “interest period” – a period of one day.

If more than one type of foreign currency was withdrawn from the account, interest shall be calculated separately for each currency, one currency after the other, according to ascending order of currency codes (01 – U.S. Dollar, 02 – British Pound, 09 – Euro, 33 – Japanese Yen).

3.	The interest rate in the event of Credit Frame overdraft

In the event the Client is in overdraft with relation to the Credit Limit that was set forth in clause 2 –

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the Client’s account shall be debited for the overdraft by the highest interest set forth in the credit limit in that clause. However, the Bank shall be entitled to debit the account for overdraft with maximum interest, when this is possible in accordance with the provisions set forth by law and the instructions set forth by the Bank of Israel.
Maximum interest as of today is Libor plus 8.00% a year.

4.	Commissions
-	Credit allocation commission:

0.50% a year, for Limit A only. The commission is debited once a quarter.

Collection date: at the end of each quarter.

-	Commission for preparation of legal instruments for a credit transaction:
1.35%. Maximum: 33,000.00, commission amount for debiting: ILS 33,000.00.
Commission shall be debited on or about the time of signing this Agreement.
5.	Date of debiting interest

The account shall be debited in the beginning of each calendar quarter with the interest amount that accrued in respect of use of the Limit in the previous quarter.

6.	Changes in Credit Limit and interests

A.	The Bank may change the debit date, the calculation method and the interest rates – due to change in the basic interest rates and/or for other reasons, in accordance with the notice delivered by the Bank and/or publication in accordance with the instructions set forth by the Banking Rules (Customer Service) (Proper Disclosure and Delivery of Documents) 5752-1992.
B.	The Bank may change the rate, date and method of debit of the credit allocation commission.
C.	The Bank may decrease or discontinue the extension of credit – in full or in part – upon notice at least 10 days in advance.
D.	The Bank may decrease or discontinue the Credit Limit immediately, without advance notice, when the Bank believes that there are circumstances that could jeopardize its ability to collect the credit.
E.	As of the date of canceling the Limit, the entire debit balance shall be debited with maximum interest.
7.	The obligations of the Client and the obligations of the Bank in the event of Credit Limit overdraft
A.	The Client hereby undertakes not to make withdrawals – whether by check or cash – and/or transfers and/or any other transaction that will cause the debit balance in the account to become higher than the Credit Limit that was approved as specified hereinabove.
B.	The Client undertakes to regularly check the balances in his account and the expected withdrawals, so as not to be in overdraft.
C.	In accordance with the instructions set forth by the Banking Supervision Department (Proper Banking Management, Directive 325), the Bank is required to act so that no debit balance that exceeds the Credit Limit determined is created in a current loan account, except in certain circumstances that are specified in the Directive and the General Terms for Credit Transactions, on which the Client has signed. Return of withdrawals and/or debits and/or checks that cause overdraft shall be made without prior notice.
D.	It should be noted that return of debits and/or withdrawals and/or checks has grievous consequences, including limitation of the account in accordance with the Dishonored Cheques Law 5741-1981.
E.	In any event in which, on a particular date, the Bank receives a number of debits and/or withdrawals and/or checks which total amount will cause overdraft in the Credit Limit, the Bank shall first act to honor debits that it made, including interest debits, payments, loans, commissions, etc., and then, if possible, other debits will be paid.

In such circumstances the Client is obligated to notify the Bank in writing, on the same date at 10:00 a.m. in the morning at the latest, which of the debits or the withdrawals that were made by the Client should be honored, and which should be returned. In the event the Client failed to deliver a written notice, the Bank shall act solely at its discretion and the Client shall make no allegations and/or demands from the Bank in connection therewith.

8.	The date of commencement of allocation of the Credit Limit
A.	The Credit Limit shall be allocated to the Client when this Agreement comes into force, and shall stay in effect until 01/10/2015.

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B.	After the said date the Credit Limit shall be canceled automatically without delivery of notice, unless the Bank approves its extension in writing for another period under the same terms that were set forth beforehand.
Such unilateral extension shall not bind the Client in the event the Client has notified the Bank in writing about his wish not to extend the Limit for another period, within three days of the date of receiving the Bank’s notice.
C.	This Agreement shall take effect on the condition that it is duly signed by the Client, no later than on 01/16/2014, and on the condition that all the securities agreed upon with the Client (if agreed) are furnished to the Bank, and on the condition that the Bank signs the agreement. However, the Bank may, at its discretion, provide the Credit Limit even if the client fails to fulfill its terms.

The effective date of the agreement: the date of providing the Credit Limit.

D.	In the event any change occurs in anything related to the Credit Limit, and as long as the Credit Limit was not actually provided, the Bank shall not be obligated to provide the Credit Limit.
9.	Declaration

The Client hereby confirms that he received an explanation about the different and special implications of credit in variable interest and the possibilities and risks in connection with this type of credit.

And in witness hereof the Client has signed:

Name	ID. No.	Signature	Date
[handwritten:]Koffolk (1949) Ltd.	[hw:] 510057607	[hw:] X	[hw:]01/14/2014

And in witness hereof the Bank assigned:

Bank Signature and Stamp

Mizrahi-Tefahot Bank Ltd.

Transaction 505 at 01:04 p.m. 01/14/2014

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